                                 Exhibit 23.1
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                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
FIRSTFED AMERICA BANCORP, INC.

We consent to the incorporation by reference in the registration statement on Form S-8 of FIRSTFED AMERICA BANCORP, INC., relating to First Federal Savings Bank of America Employees Savings and Profit Sharing Plan and Trust of our report dated April 23, 1999, relating to the consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report is included in the March 31, 1999 annual report on Form 10-K of FIRSTFED AMERICA BANCORP, INC.


                                           /s/ KPMG LLP

Boston, Massachusetts
June 28, 1999